Exhibit (a)(1)(k)

Q&A #3: Bristol-Myers Squibb Acquires ZymoGenetics

Stock and Stock Options

Would there be any tax advantage to exercising options and selling the related shares instead of having them cashed out in the merger?

There may be a potential tax advantage in the case of vested incentive stock options (ISOs). If you were to exercise ISOs in advance of the merger and sell the related shares, the gain would not be subject to Federal income tax withholding or FICA, employment or Medicare taxes. (Any gain, however, would still be subject to Federal estimated income taxes.) If these same options were held and cashed out at the closing of the merger, the gain would be subject to Federal income tax withholding, Medicare taxes, FICA and other employment taxes. Although exercise-sale with respect to vested ISOs prior to the merger closing could produce tax savings, other factors would result in increased costs, such as the brokerage commission payable on the sale of the shares. It is possible that the merger could close as early as October 8, so if you are considering an exercise-sale of vested ISOs and want to complete it prior to the merger, consider executing the transaction prior to October 6. This is not intended to be, and should not be construed to be, legal or tax advice. We urge you to consult your own tax advisor regarding the U.S. federal, state and local income and other tax consequences of any exercise of your options.

Schwab will apparently charge a fee to process the tender of my 100 shares granted by the company in 2008 into the tender offer—is there any way to avoid this fee?

Schwab will charge a flat fee of $39.00 to process the tender of your 100 granted shares into the tender offer. Upon closing of the merger, if you have not tendered your shares, your shares will be automatically redeemed, i.e. your account will be credited for the merger proceeds in exchange for your shares without any fee payable to Schwab. As to any other shares you may own, you should consult with your broker regarding any applicable transaction fees.

2010 Holiday Schedule

Will ZymoGenetics’ employees be able to observe the 2010 holiday closure in December that had been previously communicated?

Yes, the company’s 2010 holiday schedule will be honored as originally published, with business closure from December 27 – 31.

Compensation and Benefits

If I am offered a job that requires relocation following the merger, will I forfeit severance benefits if I decline?

If, following the merger, you are offered a job at another BMS site thus increasing your daily commute by more than 50 miles, and you decline that offer, you will be eligible for severance benefits. If it increases your daily commute by 50 miles or less and you decline that offer, you will not be eligible for such benefits.

Under what circumstances will I be eligible for unemployment benefits if I am laid off following the merger?

Neither BMS nor ZymoGenetics makes determinations of eligibility for unemployment benefits. Eligibility is determined by state government agencies. If an adjudicating state agency determines that you are eligible for unemployment benefits, neither BMS nor ZymoGenetics will contest the claim.

Do employees of ZymoGenetics become employees of BMS upon closing of the merger?

After closing, employees remain employed by ZymoGenetics, which would become a wholly owned subsidiary of BMS as of the merger closing. Decisions regarding timing of full integration of employees into BMS will be made following the close of the merger.

Additional Information about the Transaction and Where to Find It

This document is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials) that was filed by Bristol-Myers Squibb Company and Zeus Acquisition Corporation with the Securities and Exchange Commission (“SEC”) on September 10, 2010. In addition, on September 15, 2010, ZymoGenetics, Inc. filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the tender offer, that should be read carefully before any decision is made with respect to the tender offer. Investors are able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of ZymoGenetics on Schedule 14D-9, and related materials with respect to the tender offer and the merger, free of charge at the website of the SEC at www.sec.gov, or from the information agent and dealer manager named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by ZymoGenetics under the “Investors & Media” section of ZymoGenetics’ website at www.zymogenetics.com.

Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including estimates, projections and statements relating to ZymoGenetics’ business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include the ability of ZymoGenetics, Bristol-Myers Squibb and Zeus Acquisition Corporation to complete the transactions contemplated by the Agreement and Plan of Merger dated as of September 7, 2010 by and among ZymoGenetics, Bristol-Myers Squibb and Zeus Acquisition Corporation (the “Merger Agreement”), including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. The forward-

looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the subsequent merger; uncertainties as to how many of ZymoGenetics’ shareholders will tender their shares of common stock in the tender offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the merger; the effects of disruption from the transactions on ZymoGenetics’ business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that shareholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; other uncertainties pertaining to the business of ZymoGenetics, including ZymoGenetics’ unproven product sales and marketing, manufacturing and commercialization capabilities; strategic partnering activities; product safety; clinical trials and results; legislative and regulatory activity and oversight; intellectual property claims and litigation; the continuing global economic uncertainty and other risks detailed in ZymoGenetics’ public filings with the Securities and Exchange Commission from time to time, including ZymoGenetics’ most recent Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q. The reader is cautioned not to unduly rely on these forward-looking statements. ZymoGenetics expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.